PROSPECTUS SUPPLEMENT

(To Prospectus dated September 9, 2013)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185215

STEVIA FIRST CORP.

PROSPECTUS

2,191,112 Shares of Common Stock

This Prospectus Supplement No. 2 supplements our prospectus dated September 9, 2013 (which was contained in our Registration Statement on Form S-1 (File No. 333-185215)) (the “Prospectus”) with the following attached documents:

A.          Current Report on Form 8-K dated December 9, 2013

The attached information amends and supplements certain information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

Our common stock is traded on the OTC Markets Group Inc.’s OTCQB tier under the symbol “STVF”. On December 5, 2013 the closing price of our common stock was $0.52 per share. There is no established public trading market for the warrants being offered pursuant to the Prospectus, as supplemented, and we do not intend to apply for listing of the warrants on any securities exchange and do not expect that the warrants will be quoted on the OTCQB or any other over the counter market.

Investing in our common stock involves a high degree of risk.  You should carefully consider the risk factors for our common stock, which are described in the Prospectus, as supplemented.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is December 9, 2013

INDEX TO FILINGS

Annex

Current Report on Form 8-K dated December 9, 2013	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2013

STEVIA FIRST CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53832	75-3268988
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5225 Carlson Rd. Yuba City, California		95993
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 231-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2013, Stevia First Corp. (the “Company”) offered, subject to certain conditions, to reduce the exercise price of the Series B Warrants issued to certain investors on June 28, 2013 (the “Early Exercise Offer”). Under the terms of the Early Exercise Offer, the holders of the Series B Warrants may exercise all of their Series B Warrants on or before December 9, 2013, at an exercise price of $0.42 per share. The exercise price of the Series B Warrants under the terms of the Series B Warrants is $0.50. The Company sent a letter to the holders of the Series B Warrants disclosing the terms of the Early Exercise Offer on December 6, 2013 (the “Offer Letter”).

As of December 6, 2013, there were outstanding Series B Warrants to purchase an aggregate of 3,362,472 shares of the Company’s common stock, representing approximately 5.4% of the currently issued and outstanding 62,203,724 shares of the Company’s common stock. If the holders of all such outstanding Series B Warrants exercise their rights under the Early Exercise Offer, then the Company would receive gross proceeds of approximately $1,412,000. The Company expects that it would use any such proceeds for research and development related to stevia production and for working capital and general corporate purposes, including general development efforts.

The foregoing is only a brief description of the Early Exercise Offer, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Offer Letter and the Series B Warrant. The form of the Series B Warrant is filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 4, 2013 and the letter to the Series B Warrant holders is filed as Exhibit 20.1 to this Current Report on Form 8-K, and each is incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

The information contained in Item 1.01 above is incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
4.1	Offer Letter to Series B Warrant holders dated December 6, 2013.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks, uncertainties and assumptions, such as statements regarding the completion and size of the Early Exercise Offer, the Company’s planned use of any proceeds it may receive as a result of the Early Exercise Offer, and the research activities and potential commercialization of any of its product candidates currently under development. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, the Company’s receipt of any proceeds as a result of the Early Exercise Offer, the Company’s use of any such proceeds it may receive, the Company’s research and development activities relating to its product candidates, the Company’s ability to obtain required regulatory approvals to commercialize any of its product candidates, competitive factors in the Company’s industry and market and other general economic conditions. The forward-looking statements made herein are based on the Company’s current expectations, assumptions and projections, which could prove to be incorrect. The forward-looking statements made herein speak only as of the date of this Current Report on Form 8-K and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s Annual Report Form 10-K filed with the Securities and Exchange Commission on May 20, 2013 contains additional risk factors that may cause actual results to differ materially from the forward-looking statements contained in this Current Report on Form 8-K, and you should carefully consider the risks and uncertainties described in that Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVIA FIRST CORP.

Dated: December 9, 2013

By:  /s/ Robert Brooke

Name: Robert Brooke

Title: Chief Executive Officer

EXHIBIT 4.1

December 6, 2013

Re: Early Exercise Offer for Series B Warrant Holders

To Series B Warrant Holders:

We would like to extend an offer for an early exercise of the Series B Warrants (the “Warrants”) that we issued on June 28, 2013, and that expire on December 28, 2013. If you exercise all of the Series B Warrants you currently hold on Monday, December 9, 2013, the exercise price will be reduced from $0.50 to $0.42. All other terms and conditions of the Warrants will remain the same, and the exercise price will revert back to the original term if you do not exercise all of the Series B Warrants you hold on Monday, December 9, 2013.

Please submit exercise notices and wires as soon as possible to ensure that shares may be issued and transferred on Monday, December 9th.

If there are any questions, please don’t hesitate to contact me at [(xxx) xxx-xxxx], or by email at “[xxx]@stevia-first.com”. Thank you.

Best regards,

Robert Brooke, CEO

Stevia First Corporation

Stevia First Corp.

5225 Carlson Rd.

Yuba City, CA 95993